UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

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Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

Item 1: On September 16, 2014, Starboard Value LP issued the following press release:

STARBOARD EXPLAINS WHY ELECTING ITS SLATE OF SUPREMELY QUALIFIED NOMINEES IS THE BEST ALTERNATIVE FOR DARDEN SHAREHOLDERS

Election of Starboard’s Highly Qualified Slate of World-Class Nominees Represents “the Best of All Worlds” for Darden Shareholders – the BEST Director Candidates with the BEST Plan for Unlocking Substantial Shareholder Value that Provides the BEST Continuity by Seeking to Retain Only the Most Qualified Incumbent Directors

Darden’s Hastily-Constructed, Massively Flawed Slate of Suboptimal Candidates Is Ill-Equipped to Oversee CEO Search Process and Turnaround Efforts

Believes Transformation Plan Can Unlock $19-$38 per Share in Value, before Taking into Account Significant Additional Value that Can Be Unlocked through an Olive Garden Turnaround and Franchising Initiatives

Only Way to Ensure Transformation Plan Is Enacted Is By Electing Starboard’s World-Class Slate of Director Candidates, Who Bring Decades of Restaurant Experience, a Proven Ability to Execute, Financial Acumen, and a Commitment to Respect the Interests of All Shareholders

Urges Shareholders to Vote the WHITE Proxy Card Today to Elect the Best and Most Qualified Slate of Nominees Who are Fully Committed to Restoring Darden’s Core Values for the Benefit of All Stakeholders

NEW YORK, NY – September 16, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today issued a statement urging shareholders to vote for its supremely qualified slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) and highlighting the significant value creation opportunities from its presentation entitled “Transforming Darden Restaurants” (available at http://tinyurl.com/TransformingDarden)(the “Transformation Plan”).

Jeffrey C. Smith, Chief Executive Officer of Starboard Value LP, stated, “We are gratified by the overwhelmingly positive response to our plan from shareholders.  We believe our Transformation Plan would create substantial value for shareholders of Darden.  With strategic separations of Darden’s businesses and assets, along with more than $300 million in identified EBITDA improvement initiatives, we believe that Darden could be worth as much as $85 per share, even before taking into account our Olive Garden turnaround plan and franchising initiatives.  Turning around Olive Garden is critical – with our turnaround plan, we believe Darden’s stock could exceed $100 per share – but it will require great leaders and a relentless focus on the guest experience.  While Darden and some media outlets have clearly enjoyed the sound bites related to our comprehensive plan, the truth is that turning around Olive Garden is about details and being ‘brilliant with the basics’.  With new leadership that has a passion for the restaurant business, we can bring back the people-centric and operationally-focused culture that made Darden great.”

Mr. Smith continued, “Starboard’s highly qualified slate of world-class nominees represents the best of all worlds for Darden shareholders – the best director candidates with the best plan for unlocking substantial shareholder value that provides the best continuity by seeking to retain up to two of the most qualified incumbent directors.  As we stated in our proxy materials more than a month ago, well before Darden developed its hasty and reactionary plan to alter its slate of nominees, we plan to add back up to two current Board members at no additional cost to shareholders if our slate is elected at the 2014 Annual Meeting.  Critically, the incumbents who we would seek to add back to the Board would be those who we believe are the most qualified, who understand the need to represent the interests of all shareholders faithfully and objectively, and who are not necessarily among those currently nominated for reelection.  We are concerned that Darden’s proposed slate, which includes some of the incumbent directors most responsible for the substantial value destruction that has occurred at Darden, as well as four last-minute additions who have limited relevant experience and highly concerning track records, would not provide the right continuity, and would threaten to exacerbate the problems at Darden.  It is worth highlighting that it appears none of Darden’s nominees has ever recruited an external CEO as a board member of a public company, while our nominees have collectively served on public company boards that have recruited more than 30 external CEOs.  Of course, this does not necessarily mean the new board will choose an external CEO – our nominees, if elected, will consider both external and internal candidates to choose the best possible leader for the Company.”

Mr. Smith concluded, “Our director nominees have been working together for several months, and, along with one of the world’s leading operationally-focused consulting firms and a group of highly-experienced advisors, have developed a comprehensive turnaround plan that we believe, if implemented, will transform Darden for the benefit of Darden’s shareholders, guests, and employees.  We are excited by the opportunity at Darden and look forward to continuing our work from inside the boardroom representing the best interests of all shareholders.”

Starboard’s Transformation Plan can be found at http://tinyurl.com/TransformingDarden.

To view the bios of our highly qualified nominees, please visit: http://shareholdersfordarden.com/proposed-nominees/

Vote for Starboard’s 12 highly qualified, independent nominees on the WHITE proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s definitive proxy materials can be found on the SEC’s website at http://www.sec.gov and Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

Item 2: The following materials were posted by Starboard Value LP to www.shareholdersfordarden.com:

SHAREHOLDERS FOR DARDEN

How to Vote | Proposed Nominees | Materials for Shareholders | Press Releases & Letters | Contact

Press Releases & Letters

September 16, 2014

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September 12, 2014

Starboard releases detailed Transformation Plan for Darden Restaurants. Comprehensive plan Includes: Company-wide operational improvements designed to generate more than $300 Million in EBITDA improvements, a Turnaround Plan for Olive Garden, a value enhancing strategy for Darden's real estate assets, a separation of concepts into the most logical groupings, and a new franchising program. Believes Transformation Plan can unlock $19-$38 per share in value, without even taking into account significant additional value that can be unlocked through its Olive Garden turnaround and expanded franchising initiatives.

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